Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – October 24, 2011

Auburn National Bancorporation, Inc.

Reports Third Quarter Net Earnings

Third Quarter 2011 Results – Compared to Third Quarter 2010:

•	Continued profitability with net earnings of $1.4 million or $0.38 per share

•	Net interest margin increased by 13 basis points

•	Credit quality continued to compare favorably to industry peers; nonperforming assets to total assets of 2.39%

•	Maintained strong balance sheet with a tangible common equity ratio of 7.95%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.4 million, or $0.38 per share, for the third quarter of 2011, compared to $1.2 million, or $0.34 per share, for the third quarter of 2010. Net earnings for the first nine months of 2011 were $4.4 million, or $1.20 per share, compared to $4.5 million, or $1.23 per share, for the first nine months of 2010.

Excluding the effects of non-operating items such as securities gains (losses), net expenses related to other real estate owned, and prepayment penalties on long-term debt, third quarter 2011 and 2010 operating net earnings were both approximately $1.6 million, or $0.43 per share. Operating net earnings for the first nine months of 2011 were $4.8 million, or $1.31 per share, compared to $4.0 million, or $1.11 per share, for the first nine months in 2010.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “The Company’s third quarter results reflect improvement in our net interest margin and our continued efforts to control expenses. While loan growth continues to be a challenge given weak loan demand and a sluggish national economy, we look forward to new business opportunities in the Montgomery and Valley, Alabama markets. In September, we opened a new loan production office with a commercial lender in Montgomery and we have also added a commercial lender for our new full-service branch in Valley that is scheduled to open in the fourth quarter of this year.”

Net interest income (tax-equivalent) was $5.3 million for the third quarter of 2011, an increase of 2% compared to the third quarter 2010. The increase primarily reflects improvement in the Company’s net interest margin as average total interest-earning assets decreased 3% in the third quarter of 2011 compared to the third quarter of 2010. Average loans were $375.6 million in the third quarter of 2011, an increase of $1.4 million, from third quarter of 2010. Average deposits were $611.0 million in the third quarter of 2011, an increase of $11.3 million, or 2%, from the third quarter of 2010.

Mr. Spencer continued, “Lowering our cost of funds has been a key driver of net interest income growth and net interest margin improvement. We believe our cost of funds will continue to improve in 2011 as certificates of deposit reprice at lower rates.”

Nonperforming assets increased to 2.39% of total assets at September 30, 2011, compared to 2.25% at June 30, 2011. The Company’s annualized net-charge off ratio was 2.14% in the third quarter of 2011, compared to 0.14% in the third quarter of 2010. The increase was primarily due to $1.9 million in charge-offs related to one borrower. Approximately $1.6 million of the $1.9 million in charge-offs related to a construction and land development loan. Excluding the charge-offs related to this borrower, the Company’s annualized net charge-off ratio for the third quarter of 2011 was 0.16%.

The provision for loan losses was $0.6 million for the third quarter of 2011, compared to $0.7 million for the third quarter of 2010. Despite the increase in net charge-offs during the third quarter of 2011, the provision for loan losses decreased during the third quarter of 2011 primarily due to the level of allowance for loan losses related to the construction and land development loan portfolio segment. The decline in the allowance for loan losses for the construction and land

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Reports Third Quarter Net Earnings/page 2

development portfolio segment is due to a decline in both total loans outstanding in the construction and land development portfolio and adversely risk-graded construction and land development loans.

Total noninterest income was approximately $1.4 million in the third quarter of 2011, compared to $1.9 million in the third quarter of 2010. The decrease in total noninterest income was primarily due to a decrease in mortgage lending income of $0.4 million and an increase in losses of $0.2 million related to the Company’s affordable housing partnership investments. A decline in the level of mortgage refinance activity during the third quarter of 2011 when compared with the third quarter of 2010 contributed to the decrease in mortgage lending income. The increase in losses on affordable housing partnership investments was primarily due to the Company’s increased total investment in these projects. While the losses incurred by the partnerships are recognized in pre-tax earnings, these investments are designed to generate a return primarily through the realization of federal tax credits. As a result, these investments have significantly reduced the Company’s income tax expense during 2011 when compared to 2010.

Total noninterest expense was approximately $4.3 million in the third quarter of 2011 compared to $4.4 million in third quarter of 2010. Increases in salaries and benefit expense and net expenses related to other real estate owned were offset by a decrease in prepayment penalties on long-term debt.

The Company paid cash dividends of $0.20 per share in the third quarter of 2011. At September 30, 2011, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $765 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In addition, the Bank will be opening a new full-service branch in Valley, Alabama during the fourth quarter of 2011. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Residential mortgage loan offices are located in Phenix City, Valley and Mountain Brook, Alabama. Also, the Bank opened a loan production office in Montgomery, Alabama during the third quarter of 2011. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, net interest margin, deposit pricing, securities valuations and performance, loan performance, nonperforming assets, charge-offs, collateral values, and credit quality, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2010, and otherwise in our SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin, including the presentation of total revenue and the calculation of the efficiency

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Reports Third Quarter Net Earnings/page 3

ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information regarding the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

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Reports Third Quarter Net Earnings/page 4

Financial Highlights (unaudited)
	Quarter ended September 30,		Nine months ended September 30,

(Dollars in thousands, except per share amounts)	2011	2010	2011	2010

Results of Operations
Net interest income (a)	$5,274	$5,187	$16,020	$15,581
Less: tax-equivalent adjustment	429	449	1,304	1,324

Net interest income (GAAP)	4,845	4,738	14,716	14,257
Noninterest income	1,398	1,857	3,898	5,088

Total revenue	6,243	6,595	18,614	19,345
Provision for loan losses	600	730	1,800	2,200
Noninterest expense	4,339	4,366	12,352	12,811
Income tax (benefit) expense	(63)	255	89	993

Net earnings	$1,367	$1,244	$4,373	$4,468

Per share data:
Basic and diluted net earnings:
GAAP	$0.38	$0.34	$1.20	$1.23
Operating (b)	0.43	0.43	1.31	1.11
Cash dividends declared	$0.20	$0.195	$0.60	$0.585
Weighted average shares outstanding:
Basic and diluted	3,642,738	3,642,701	3,642,735	3,642,896
Shares outstanding, at period end	3,642,738	3,642,718	3,642,738	3,642,718
Book value	$17.69	$16.73	$17.69	$16.73
Common stock price:
High	$19.70	$22.00	$20.37	$22.00
Low	19.10	18.08	19.10	16.86
Period-end:	19.65	20.35	19.65	20.35
To earnings ratio	13.55 x	15.78 x	13.55 x	15.78 x
To book value	111%	122%	111%	122%
Performance ratios:
Return on average equity:
GAAP	8.81%	8.31%	9.82%	10.17%
Operating (b)	10.00%	10.50%	10.73%	9.18%
Return on average assets:
GAAP	0.72%	0.64%	0.75%	0.76%
Operating (b)	0.81%	0.81%	0.82%	0.69%
Dividend payout ratio	52.63%	57.35%	50.00%	47.56%
Other financial data:
Net interest margin (a)	2.98%	2.85%	3.02%	2.87%
Effective income tax rate	NM	17.01%	1.99%	18.18%
Efficiency ratio (c)	59.36%	53.75%	57.58%	54.69%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$10,506	$8,776	$10,506	$8,776
Other real estate owned	7,770	8,163	7,770	8,163

Total nonperforming assets	$18,276	$16,939	$18,276	$16,939

Net charge-offs	$2,006	$129	$3,136	$2,244

Allowance for loan losses as a % of:
Loans	1.69%	1.91%	1.69%	1.91%
Nonperforming loans	60%	82%	60%	82%
Nonperforming assets as a % of:
Loans and other real estate owned	4.78%	4.42%	4.78%	4.42%
Total assets	2.39%	2.18%	2.39%	2.18%
Nonperforming loans as a % of total loans	2.80%	2.34%	2.80%	2.34%
Net charge-offs (annualized) as a % of average loans	2.14%	0.14%	1.12%	0.79%
Selected average balances:
Securities	$292,027	$331,913	$305,826	$329,858
Loans, net of unearned income	375,614	374,224	374,387	377,251
Total assets	763,771	779,879	772,534	783,100
Total deposits	610,961	599,708	619,827	601,593
Long-term debt	85,319	113,120	87,433	115,430
Total stockholders’ equity	62,041	59,900	59,384	58,595
Selected period end balances:
Securities	$283,070	$322,118	$283,070	$322,118
Loans, net of unearned income	374,788	375,098	374,788	375,098
Allowance for loan losses	6,340	7,181	6,340	7,181
Total assets	764,637	777,846	764,637	777,846
Total deposits	609,070	602,508	609,070	602,508
Long-term debt	85,317	108,335	85,317	108,335
Total stockholders’ equity	64,422	60,937	64,422	60,937

(a)	Tax equivalent. See “Explanation of Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).” f Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(c)	Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.

NM - not meaningful

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Reports Third Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):
	Quarter ended September 30,		Nine months ended September 30,

(Dollars in thousands, except per share amounts)	2011	2010	2011	2010

Net earnings, as reported (GAAP)	$1,367	$1,244	$4,373	$4,468
Non-operating items (net of 37% statutory tax rate):
Securities gains, net	(135)	(81)	(355)	(1,644)
Other real estate owned expense, net	319	169	760	781
Prepayment penalty on long-term debt	—	240	—	428

Operating net earnings	$1,551	$1,572	$4,778	$4,033

Net interest income, as reported (GAAP)	$4,845	$4,738	$14,716	$14,257
Tax-equivalent adjustment	429	449	1,304	1,324

Net interest income (tax-equivalent)	$5,274	$5,187	$16,020	$15,581

Noninterest income, as reported (GAAP)	$1,398	$1,857	$3,898	$6,945
Non-operating items:
Securities gains, net	(215)	(129)	(563)	(2,610)

Operating noninterest income	$1,183	$1,728	$3,335	$4,335

Total Revenue, as reported (GAAP)	$6,243	$6,595	$18,614	$21,202
Tax-equivalent adjustment	429	449	1,304	1,324
Non-operating items:
Securities gains, net	(215)	(129)	(563)	(2,610)

Total Operating Revenue (tax-equivalent)	$6,457	$6,915	$19,355	$19,916

Noninterest expense, as reported (GAAP)	$4,339	$4,366	$12,352	$12,811
Non-operating items:
Other real estate owned expense, net	(506)	(268)	(1,207)	(1,240)
Prepayment penalty on long-term debt	—	(381)	—	(679)

Operating noninterest expense	$3,833	$3,717	$11,145	$10,892

Total stockholders’ equity (GAAP)	$64,422	$60,937	$64,422	$60,937
Unrealized gains on available for sale securities, net of tax	(3,665)	(2,536)	(3,665)	(2,536)

Tangible Common Equity	$60,757	$58,401	$60,757	$58,401